Exhibit 99.1

For release:  August 7, 2007

Contact: Gerald Coggin, Sr. V.P. Investor Relations

Phone: (615) 890-2020

NHC reports second quarter earnings up 14.8%

MURFREESBORO, Tenn. -- National HealthCare Corporation (AMEX: NHC), today announced second quarter net income of $11,892,000 or 95 cents per basic share, compared to $10,363,000 or 84 cents per basic share in the second quarter of 2006, an increase of 14.8%.

Revenues increased to $149,946,000 compared to $140,669,000 for the same period a year earlier.

Total costs and expenses for the three months ended June 30, 2007 and 2006 include recoveries of notes receivable previously written off in the amounts of $6,195,000 and $7,309,000, respectively.

NHC provides services to 73 long-term health care centers with 9,129 beds. NHC also operates 31 homecare programs, six independent living centers and assisted living centers at 22 locations. NHC’s other services include managed care specialty medical units, Alzheimer’s units, hospice, and a rehabilitation services company. In order to understand in all material respects the financial condition, results of operations and cash flows of NHC, the investor must review our most recent Form 10-Q quarterly report, Form 10-K annual report and press releases which are available on our web site at www.NHCcare.com.

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

NHC Reports 14.8% Increase in Net Income

Condensed Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
Revenues:	2007	2006	2007	2006
Net patient revenues	$ 134,031	$ 123,954	267,511	$ 247,290
Other revenues	15,915	16,715	28,939	30,330
Net revenues	$ 149,946	$ 140,669	$ 296,450	$ 277,620

Costs and Expenses:
Salaries, wages and benefits	81,539	$ 77,317	160,713	$ 151,041
Other operating	40,933	39,146	82,761	79,415
Write-off of notes receivable	(6,195)	(7,309)	(6,195)	(7,309)
Rent	10,486	10,338	21,009	20,630
Depreciation and amortization	3,828	3,470	7,584	6,884
Interest	294	243	570	520
Total costs and expenses	$ 130,885	$ 123,205	$ 266,442	$ 251,181

Income Before Income Taxes	19,061	17,464	30,008	26,439
Income Tax Provision	(7,169)	(7,101)	(11,076)	(10,656)

Net Income	$ 11,892	$ 10,363	$ 18,932	$ 15,783

Earnings Per Share:
Basic	$ 0.95	$ 0.84	$ 1.51	$ 1.28
Diluted	$ 0.92	$ 0.80	$ 1.46	$ 1.22

Weighted average common shares outstanding
Basic	12,538,104	12,293,838	12,532,200	12,287,883
Diluted	12,994,966	12,936,216	12,993,625	12,897,356

Balance Sheet Data
(in thousands)	June 30	Dec. 31
	2007	2006
Cash and marketable securites	$ 240,090	$ 219,246
Current assets	306,596	290,611
Total assets	494,373	471,477
Current liabilities	166,756	168,548
Long-term obligations	30,008	21,967
Deferred lease credit	5,452	6,058
Deferred revenue	27,520	25,762
Shareholders' equity	264,637	249,142

NHC Reports 14.8% Increase in Net Income

Selected Operating Statistics

	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006
Per Diems:
Medicare	$ 348.45	$ 321.30	$ 350.28	$ 318.25
Medicaid	141.10	133.54	140.53	134.38
Private Pay and Other	202.93	191.13	202.03	192.23

Patient Days:
Medicare	100,482	93,820	199,973	184,247
Medicaid	276,536	287,007	551,080	572,699
Private Pay and Other	156,167	142,568	306,587	276,291
	533,185	523,395	1,057,640	1,033,237

Average Per Diem	$ 198.28	$ 182.88	$ 198.01	$ 182.64